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                                                                     EXHIBIT 11B

                        GATX CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF DILUTED NET INCOME PER SHARE

                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED DECEMBER 31
                                                          ---------------------------------
                                                           2000          1999         1998
                                                          -------      -------      -------
Average number of shares used to compute basic
    net income per share                                     47.9         49.3         49.2
Shares issuable upon assumed exercise of stock
    options, reduced by the number of shares which
    could have been purchased with the proceeds from
    exercise of such options                                   .8           .9          1.1
Common stock issuable upon assumed conversion
    of preferred stock                                         .1           .1           .1
                                                          -------      -------      -------

Total                                                        48.8         50.3         50.4

Net income, as adjusted per basic computation             $  66.5      $ 151.2      $ 131.8
Add - dividends paid on preferred stock                        .1           .1           .1
                                                          -------      -------      -------

Net income, as adjusted                                   $  66.6      $ 151.3      $ 131.9
                                                          =======      =======      =======

Diluted net income per share:
  Income from continuing operations                       $   .63      $  2.51      $  2.27
  Income from discontinued operations                         .74          .50          .35
                                                          -------      -------      -------
Total diluted net income per share                        $  1.37      $  3.01      $  2.62
                                                          =======      =======      =======

The company had approximately 3.5 million, 3.7 million and 3.4 million stock options outstanding at December 31, 2000, 1999 and 1998, respectively, which have been excluded from the computation of diluted earnings per share since they are anti-dilutive.


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